Exhibit 10.12
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 1, 2009 (the “Effective Date”), is entered into among Altra Holdings, Inc., a Delaware corporation (“Holdings”), Altra Industrial Motion, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Altra,” and together with Holdings, the “Companies”), and Carl Christenson (“Executive”). This Agreement amends and restates in its entirety that certain Employment Agreement, dated as of January 6, 2005, as amended, among Holdings, Altra and the Executive. Certain capitalized terms used in this Agreement are defined in Section 12 hereof.
          Holdings, Altra and Executive desire to enter into this agreement relating to Executive’s employment by the Companies.
          The parties hereto agree as follows:
     1. Employment. The Companies shall employ Executive, and Executive hereby agrees to be employed by the Companies, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 3 hereof (the “Employment Period”).
     2. Position and Duties.
          (a) Position. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Companies and in such capacity shall have the duties, responsibilities and authority that are normally associated with such office, subject to the direction and supervision of the Board. Executive shall report directly to the Board.
          (b) Duties. Executive shall devote substantially all of his business time and attention (except for permitted vacation periods and periods of illness or incapacity and other activities approved by the Board from time to time) to the business and affairs of the Companies and their Subsidiaries.
     3. Termination. The Employment Period shall terminate on the fifth anniversary of the Effective Date (the “Initial Term”) and shall automatically renew for successive one (1) year periods unless one party gives written notice to the other at least six (6) months prior to the end of the Initial Term, or at least six (6) months prior to the end of any one (1) year renewal period, that the Agreement shall not be further extended. The date on which the Employment Period terminates after any notice of non-renewal is referred to herein as the “Expiration Date.” Notwithstanding the foregoing, the Companies and Executive agree that Executive is an “at-will” employee, subject only to the contractual rights upon termination set forth herein, and that the Employment Period (a) shall terminate automatically at any time upon Executive’s death, (b) shall terminate automatically at any time upon the Board’s determination of Executive’s Disability, (c) may be terminated by the Board at any time for any reason or no reason (whether for Cause or without Cause) by giving Executive written notice of the termination, and (d) may be terminated by Executive for any reason or no reason (including for Good Reason) by giving the Companies written notice at least 30 days in advance of his termination date. Notwithstanding anything herein to the contrary, in no event shall delivery of a notice of non-renewal by the Companies be deemed a termination without Cause. Notwithstanding the foregoing, if the Expiration Date occurs and this Agreement terminates pursuant to this Section 3 because the Companies have delivered notice of non-renewal of this Agreement , the obligations of Executive under Section 8 (Noncompetition) shall terminate on such Expiration Date; provided, however, that the obligations of Executive under Section 8 (Noncompetition) shall survive such Expiration Date and be enforceable thereafter during the Noncompete Period (as defined in Section 8) in the event the Companies elect, in their sole and absolute discretion, to pay Executive the severance benefits described in Section 5(a) of this Agreement (in which event the Executive shall execute and deliver the release contemplated therein). The date that the Employment Period is terminated for any reason is referred to herein as the “Termination Date.”
     4. Base Salary and Benefits.
          (a) Base Salary. During the Employment Period, Executive’s base salary shall be Four Hundred Twenty Five Thousand dollars ($425,000) per year (the “Base Salary”). The Base Salary shall be reviewed annually. The Base Salary shall not be reduced prior to the Expiration Date, and after any increase of such Base Salary approved by the Board, the term “Base Salary” in this Agreement shall refer to the Base Salary as so increased. The Base Salary shall be payable in regular installments in accordance with the Companies’ general payroll practices.
          (b) Performance Bonus. In addition to the Base Salary, Executive shall be eligible for a maximum annual incentive target bonus payment of Seventy Five percent (75%) of his Base Salary (a “Performance Bonus”), in accordance with the Companies’ bonus performance plan approved by the Board in its sole discretion.
          (c) Expenses. The Companies will reimburse Executive for all reasonable travel and other business expenses incurred by Executive during the Employment Period in connection with the performance of his duties and obligations under this Agreement, subject to Executive’s compliance with such limitations and reporting requirements with respect to expenses as may be established by the Companies from time to time.
          (d) Other Benefits. During the Employment Period, Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Companies generally are eligible under any plan or program now or established later by the Companies on the same basis as other senior executives of the Companies. Nothing in this Agreement will preclude the Companies from amending or terminating any of the plans or programs applicable to salaried employees or senior executives as long as such amendment or termination is applicable to all salaried employees or all senior executives, as the case may be. Executive shall be entitled to four weeks of paid vacation each year, which may be taken in accordance with the Companies’ vacation policy.

          (e) Indemnification. To the fullest extent permitted by law and the certificates of incorporation of the Companies, the Executive (and his heirs, executors and administrators) shall be indemnified by the Companies and their successors and assigns. The obligations of the Companies pursuant to this Section shall survive the termination of the Employment Period.
     5. Severance.
          (a) Termination without Cause or for Good Reason. If, prior to the Expiration Date, the Employment Period is terminated by the Companies without Cause or by the Executive for Good Reason, (i) Executive shall be entitled to receive for the Severance Period (A) his annual Base Salary as in effect immediately prior to the Termination Date paid in the same manner and in the same installments as previously paid and (B) to the extent permitted by such plans as in effect on the Termination Date, at the Companies’ expense the continuation of medical and dental benefits through the Severance Period and (ii) Executive (or his estate) shall be entitled to receive (A) all earned or accrued but unpaid Base Salary, reimbursement of expenses and any other benefits to which Executive is entitled through the Termination Date, (B) any Performance Bonus that was earned, but not paid, as of, and pro rated through, the Termination Date, and (C) all amounts or benefits to which Executive is entitled under any applicable employee-benefit plan or arrangement of the Companies in which Executive was a participant during his employment with the Companies, in accordance with the terms of such plan or arrangement and (iii) notwithstanding any provision to the contrary in the Equity Incentive Plan or Executive’s award agreements related thereto, all of Executive’s outstanding equity awards under the Equity Incentive Plan shall immediately vest and be released from all forfeiture restrictions thereon. When used herein, the “Severance Period” means the 12-month period from and after the Termination Date. The Companies’ obligations under this Section 5(a) shall be subject to the condition that Executive deliver a complete release in favor of the Companies and their respective Subsidiaries, affiliates, officers, directors, employees, principals and attorneys, in form and substance satisfactory to the Companies.
          (b) Death or Disability. In the event of the death or Disability of Executive during the Employment Period, the Companies’ obligation to make payments or provide any other benefits under this Agreement shall cease as of the date of death or Disability of Executive; provided that (i) Executive (or his estate) shall be entitled to receive (A) all earned or accrued but unpaid Base Salary, reimbursement of expenses and any other benefits to which Executive is entitled through the Termination Date, (B) any Performance Bonus that was earned, but not paid, as of, and pro rated through, the Termination Date, and (C) all amounts or benefits to which Executive is entitled under any applicable employee-benefit plan or arrangement of the Companies in which Executive was a participant during his employment with the Companies, in accordance with the terms of such plan or arrangement and (ii) notwithstanding any provision to the contrary in the Equity Incentive Plan or applicable award agreements, Executive’s outstanding equity awards granted on January 25, 2005 and August 30, 2006 shall immediately vest in their entirety and be released from all forfeiture restrictions thereon.
          (c) Other Termination. If the Employment Period is terminated by the Companies for Cause or by Executive for any reason other than Good Reason, Executive shall not be entitled to any severance payments and all of Executive’s benefits shall cease to be effective immediately as of the Termination Date (except as required by law). All of Executive’s rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination; provided that Executive (or his estate) shall be entitled to receive (x) all earned or accrued but unpaid Base Salary, reimbursement of expenses and any other benefits to which Executive is entitled through the Termination Date, (y) any Performance Bonus that was earned, but not paid, as of, and pro rated through, the Termination Date, and (z) all amounts or benefits to which Executive is entitled under any applicable employee-benefit plan or arrangement of the Companies in which Executive was a participant during his employment with the Companies, in accordance with the terms of such plan or arrangement.
          (d) Other Benefits. Except as required by law or as specifically provided in this Section 5, the Companies’ obligation to make any payments or provide any other benefits hereunder shall terminate automatically as of the Termination Date.
          (e) Termination of Severance. If Executive breaches any of the provisions of Sections 6 through 9 hereof, the Companies shall no longer be obligated to make any additional payments or provide any other benefits pursuant to this Section 5.
          (f) Pro Rated Performance Bonus. If Executive shall be entitled to any pro rated Performance Bonus pursuant to Section 5 (a), (b) or (c), the Companies shall not be required to make payment to Executive of such pro rated Performance Bonus until such time that the Companies make payment of similar bonuses to other participants in the Companies’ bonus performance plan after the completion of the fiscal year in which the bonuses were earned.
     6. Confidential Information. Executive acknowledges that the information, observations and data (including without limitation trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, and information concerning acquisition opportunities and targets nationwide in or reasonably related to any business or industry in which any the Companies or their respective Subsidiaries is engaged) disclosed or otherwise revealed to him, or discovered or otherwise obtained by him or of which he becomes aware, directly or indirectly, while employed by the Companies or their Subsidiaries (including, in each case, those obtained prior to the date of this Agreement) concerning the business or affairs of the Companies or any of their respective Subsidiaries (collectively, “Confidential Information”) are the property of the Companies or their respective Subsidiaries, as the case may be, and agrees that the Companies have a protectable interest in such Confidential Information. Therefore, Executive agrees that he shall not (during his employment with the Companies or at any time thereafter) disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of Executive’s acts or omissions or (b) are required to be disclosed by judicial process or law (provided that Executive shall give prompt advance written notice of such requirement to the Companies to enable the Companies to seek an appropriate protective order or confidential treatment). Executive shall deliver to the Companies at the termination of the Employment

Period, or at any other time the Companies may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product (as defined below) which he may then possess or have under his control.
     7. Work Product. Executive hereby assigns to the Companies all right, title and interest in and to all inventions, developments, methods, process, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by Executive while employed by the Companies and their Subsidiaries and (b) either (i) relate to the Companies’ or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of the Companies or any of their Subsidiaries (including but not limited to, any intellectual property rights) (“Work Product”). Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Companies’ ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments).
     8. Noncompetition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Companies and their Subsidiaries he has become and shall become familiar with the Companies’ trade secrets and with other Confidential Information concerning the Companies and their Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Companies and their Subsidiaries. Therefore, Executive agrees that, during the period of Executive’s employment with the Companies and for 12 months thereafter (the “Noncompete Period”), he shall not, without prior written approval by the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business which competes in any material respect with the businesses of the Companies or their Subsidiaries conducted or proposed to be conducted during the Employment Period (collectively, the “Business”), either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. Executive acknowledges that the Companies’ and their Subsidiaries’ businesses are planned to be conducted nationally and internationally and agrees that the provisions in this Section 8 shall operate in the market areas of the United States and outside the United States in which the Companies conduct or plan to conduct business on and prior to the Termination Date. Nothing in this Section 8 shall prohibit Executive from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the Business, so long as Executive has no active participation in the business of such company.
     9. Non-Solicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Companies or any Subsidiary to leave the employ of the Companies or such Subsidiary, or in any way interfere with the relationship between the Companies or any Subsidiary and any employee thereof, (ii) solicit to hire any person who was an employee of the Companies or any Subsidiary at any time during the 12 months preceding the termination of the Employment Period or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Companies or any Subsidiary to cease doing business with the Companies or such Subsidiary, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee, licensor, franchisee or business relation and the Companies or any Subsidiary (including, without limitation, making any negative statements or communications about the Companies or their Subsidiaries).
     10. Enforcement. If, at the time of enforcement of any of Sections 6 through 9, a court of competent jurisdiction shall hold that the period, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The parties hereto acknowledge and agree that Executive’s services are unique and he has access to Confidential Information and Work Product, that the provisions of Sections 6 through 9 are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Companies and their respective Subsidiaries, that irreparable injury will result to the Companies and their respective Subsidiaries if Executive breaches any of the provisions of Sections 6 through 9 and that money damages would not be an adequate remedy for any breach by Executive of this Agreement and that the Companies will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, the Companies or any of their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting the Companies or any of their successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
     11. Executive’s Representations and Acknowledgements. Executive hereby represents and warrants to the Companies that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder, and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against Executive. Executive acknowledges and agrees that the provisions of Sections 6 through 9 are in consideration of: (i) Executive’s employment by the

Companies; and (ii) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Sections 6 through 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Companies of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
     12. Definitions.
          “Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.
          “Board” means the Board of Directors of each of the Companies, respectively.
          “Cause” means (i) Executive’s material breach of the terms of any agreement between Executive and the Companies; (ii) Executive’s willful failure or refusal to perform material duties as Chief Executive Officer; (iii) Executive’s willful insubordination or disregard of the legal directives of the Board which are not inconsistent with the scope, ethics and nature of Executive’s duties and responsibilities; (iv) Executive’s engaging in misconduct which has a material adverse impact on the reputation, business, business relationships or financial condition of the Companies; (v) Executive’s commission of an act of fraud or embezzlement against the Companies or any of their Subsidiaries; or (vi) any conviction of, or plea of guilty or nolo contendere by, Executive with respect to a felony (other than a traffic violation), a crime involving moral turpitude, fraud or misrepresentation; provided, however, that Cause shall not be deemed to exist under any of clauses (i), (ii) or (iii) unless Executive has been given reasonably detailed written notice of the grounds for such Cause and Executive has not effected a cure within twenty (20) days of the date of receipt of such notice.
          “Disability” means a determination by independent competent medical authority (selected by the Board) that Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of 120 days (whether or not consecutive) in any 365 day period.
          “Equity Incentive Plan” means Holdings’ 2004 Equity Incentive Plan as amended.
          “Good Reason” means any of the following: (i) without Executive’s express written consent, any change in Executives job title, any change in Executive’s reporting relationships or a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or Executive’s removal from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities; (ii) a material reduction by the Companies in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced; or (iii) the Companies’ failure to cause Executive’s employment agreement and its obligations thereunder to be expressly assumed by the Companies’ successor.
          “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of either of the Companies.
     13. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or faxed to the recipient at the address below indicated:
To the Companies:
Altra Holdings, Inc.
Altra Industrial Motion, Inc.
300 Granite Street
Suite 201
Braintree, MA 02184
Attention: Glenn E. Deegan, V.P., General Counsel and Secretary
Telecopy No.: (781) 843-0615

with a copy to:
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention:      Craig W. Adas
Telecopy No.: (650) 802-3100
To Executive:
Carl Christenson
46 Arrowwood Drive
Scituate, MA 02066
Telecopy No.: (781) 545-0663
With a copy to:
Henderson & Henderson, P.C.
76 South Main Street
Cohasset, MA 02025-2007
Attention:      Richard Henderson
Telecopy No.: (781) 383-9005
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service, five days after deposit in the U.S. mail (or when actually received, if earlier), or at such time as it is transmitted via facsimile, with receipt confirmed.

     14. General Provisions.
          (a) Expenses. The Companies and Executive will each pay their own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby.
          (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          (c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Companies and their respective successors and assigns, including any entity with which the Companies may merge or consolidate or to which all or substantially all of its assets may be transferred; provided, however, that any such assignment by the Companies shall include all rights and obligations hereunder, including the severance obligations provided in Section 5; and, provided further, that Executive shall not be entitled to assign his rights or obligations under this Agreement without the prior written consent of the Companies.
          (f) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.
          (g) Remedies. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Companies and Executive.
          (i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Companies’ chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
          (j) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
* * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ALTRA INDUSTRIAL MOTION, INC.
By:	/s/ Christian Storch
Christian Storch
Chief Financial Officer

ALTRA HOLDINGS, INC.
By:	/s/ Christian Storch
Christian Storch
Chief Financial Officer

EXECUTIVE
/s/ Carl R. Christenson
Carl Christenson

Date: March 3, 2009
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